Exhibit 99.1
Report of Independent Registered Certified Public Accounting Firm
The Board of Managers and Member of Walter Investment Management, LLC
We have audited the accompanying consolidated balance sheets of Walter Investment Management, LLC and subsidiaries (the Company) as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in member’s equity and comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Walter Investment Management, LLC and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
As discussed in Note 9, the Company adopted the measurement provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” in 2008.
/s/ ERNST & YOUNG LLP
Tampa, Florida
July 9, 2009

Report of Independent Registered Certified Public Accounting Firm
To the Board of Managers and Member of Walter Investment Management, LLC:
In our opinion, the consolidated statement of operations, changes in member’s equity and comprehensive income and cash flows for the year ended December 31, 2006 present fairly, in all material respects, the results of operations and cash flows of Walter Investment Management, LLC and its subsidiaries for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
As discussed in Note 9, the Company has changed the manner in which it accounts for other postretirement plans.
/s/ PRICEWATERHOUSECOOPERS LLP
Tampa, Florida
July 9, 2009

Walter Investment Management, LLC and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$1,319	$3,122
Short-term investments, restricted	49,196	69,120
Receivables, net	5,447	1,955
Instalment notes receivable, net of allowance of $18,969 and $13,992, respectively	1,767,838	1,824,765
Houses held for resale	48,198	36,407
Unamortized debt expense	19,745	21,786
Goodwill	—	12,291
Other assets	7,098	7,912

Total assets	$1,898,841	$1,977,358

LIABILITIES AND MEMBER’S EQUITY
Accounts payable	$2,181	$2,342
Accrued expenses	46,367	48,627
Deferred income taxes, net	55,530	61,504
Mortgage-backed/asset-backed notes	1,372,821	1,706,218
Accrued interest	9,717	11,953
Other liabilities	748	10,313

Total liabilities	1,487,364	1,840,957

Commitments and contingencies (Note 11)

Member’s equity:
Membership unit (no par); 1 unit authorized, issued and outstanding at December 31, 2008 and 2007	—	—
Additional paid-in capital	52,293	68,396
Retained earnings	684,127	681,519
Accumulated other comprehensive income (loss)	1,747	(3,830)

	738,167	746,085
Less: Receivable from Walter	(326,690)	(609,684)

Total member’s equity	411,477	136,401

Total liabilities and member’s equity	$1,898,841	$1,977,358

The accompanying notes are an integral part of the consolidated financial statements.

Walter Investment Management, LLC and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
Net interest income:
Interest income on instalment notes	$187,094	$198,867	$199,832
Interest expense	102,115	119,102	118,742
Interest rate hedge ineffectiveness	16,981	—	—

Total net interest income	67,998	79,765	81,090
Provision for loan losses	21,315	13,889	9,063

Total net interest income after provision for loan losses	46,683	65,876	72,027

Non-interest income:
Premium revenue	12,164	10,132	10,441
Other revenue	2,182	4,146	4,650

Total non-interest income	14,346	14,278	15,091

Non-interest expenses:
Claims expense	5,180	4,831	5,614
Salaries and benefits	15,934	18,570	16,433
Legal and professional	1,249	1,720	2,197
Occupancy	1,509	1,522	1,495
Depreciation and amortization	1,421	2,755	3,793
General and administrative	9,217	6,847	7,610
Other interest expense	1,370	1,433	1,031
Related party—allocated corporate charges	3,469	3,683	3,196
Goodwill impairment charges	12,291	—	—
Provision for estimated hurricane insurance losses	3,853	—	—

Total non-interest expenses	55,493	41,361	41,369

Income before income taxes	5,536	38,793	45,749
Income tax expense	3,099	14,530	17,261

Net income	$2,437	$24,263	$28,488

Basic income per unit	$2,437	$24,263	$28,488

Units used to determine income per unit(1)	1	1	1

(1)	During the first quarter of 2009, Walter’s equity interests in the Company’s subsidiaries were contributed by Walter to the Company upon the formation of the Company in exchange for one limited liability company unit of the Company. Therefore, earnings per unit for each period presented was determined using one unit, which is the capital structure subsequent to the formation of the Company.
The accompanying notes are an integral part of the consolidated financial statements.

Walter Investment Management, LLC and Subsidiaries
Consolidated Statements of Changes in Member’s Equity
and Comprehensive Income
For the Years Ended December 31, 2008, 2007 and 2006
(in thousands)

						Accumulated
			Additional			Other
		Member’s	Paid-In	Comprehensive	Retained	Comprehensive	Receivable
	Total	Equity	Capital	Income	Earnings	Income (Loss)	from Walter
Balance at December 31, 2005	8,564	—	109,742		633,189	1,138	(735,505)
Comprehensive income:
Net income	28,488			$28,488	28,488
Other comprehensive income (loss), net of tax:
Net amortization of realized gain on hedges, net of $5 tax benefit	(9)			(9)		(9)
Net unrealized gain on hedges, net of $137 tax provision	255			255		255

Comprehensive income				$28,734

Adjustment to initially apply FASB Statement No. 158	1,752					1,752
Walter capital contribution to WMC	2,196		2,196
Dividends to Walter	(23,308)		(23,308)
Extinguishment of receivables from Walter	49,040						49,040
Stock-based compensation	3,074		3,074

Balance at December 31, 2006	70,052	—	91,704		661,677	3,136	(686,465)
Adjustment to initially apply FIN 48	(4,421)				(4,421)

Adjusted balance at January 1, 2007	65,631	—	91,704		657,256	3,136	(686,465)
Comprehensive income:
Net income	24,263			$24,263	24,263
Other comprehensive loss, net of tax:
Change in postretirement benefit plans, net of $112 tax benefit	(299)			(299)		(299)
Net amortization of realized gain on hedges, net of $144 tax benefit	(282)			(282)		(282)
Net unrealized loss on hedges, net of $3,445 tax benefit	(6,385)			(6,385)		(6,385)

Comprehensive income				$17,297

Dividends to Walter	(25,864)		(25,864)
Extinguishment of receivables from Walter	76,781						76,781
Stock-based compensation	2,556		2,556

Balance at December 31, 2007	$136,401	$—	$68,396		$681,519	$(3,830)	$(609,684)
Comprehensive income:
Net income	2,437			$2,437	2,437
Other comprehensive income (loss), net of tax:
Change in postretirement benefit plans, net of $69 tax benefit	(106)			(106)		(106)
Net amortization of realized gain on hedges, net of $137 tax benefit	(258)			(258)		(258)
Net recognized loss on hedges, net of $3,329 tax provision	6,130			6,130		6,130

Comprehensive income				$8,203

Effects of changing the plan measurement date pursuant to FASB Statement 158:
Service cost and interest cost for October 1, 2007 – December 31, 2007, net of $92 tax provision	171				171
Amortization of actuarial gain and prior service cost for October 1, 2007 – December 31, 2007, net of $102 tax benefit	(189)					(189)
Dividends to Walter	(17,077)		(17,077)
Extinguishment of receivables from Walter	282,994						282,994
Stock-based compensation	974		974

Balance at December 31, 2008	$411,477	$—	$52,293		$684,127	$1,747	$(326,690)

The accompanying notes are an integral part of the consolidated financial statements.

Walter Investment Management, LLC and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2008	2007	2006
Operating activities:
Net income	$2,437	$24,263	$28,488

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for losses on instalment notes receivable	21,315	13,889	9,063
Amortization of instalment notes receivable discount/premium	(19,686)	(27,134)	(31,244)
Depreciation	416	1,175	1,387
Benefit from deferred income taxes	(7,777)	(7,088)	(22,765)
Amortization of debt expense	1,845	2,867	3,128
Stock based compensation	974	2,556	3,074
Realized gain on cash flow hedge	—	—	283
Goodwill impairment charges	12,291	—	—
Other	747	1,283	797

Decrease (increase) in assets:
Receivables	(3,802)	1,227	(2,962)
Other	(649)	46	2,788

Increase (decrease) in liabilities:
Accounts payable	(161)	372	(984)
Accrued expenses	(3,758)	1,478	(6,613)
Accrued interest	(2,236)	(893)	(739)

Cash flows provided by (used in) operating activities	1,956	14,041	(16,299)

Investing activities:
Purchases of instalment notes receivable from unrelated third parties	—	(39,900)	(103,823)
Principal payments received on instalment notes receivable	148,432	214,632	249,352
Additions to houses held for resale	(8,885)	(5,228)	(4,912)
Cash proceeds from sales of houses held for resale	11,863	17,138	16,839
Additions to property and equipment	(217)	(156)	(295)
Cash proceeds from sale of property and equipment	259	1	—
Decrease in short-term investments, restricted	19,924	15,177	35,640

Cash flows provided by investing activities	171,376	201,664	192,801

Financing activities:
Issuance of mortgage-backed/asset-backed notes	25,000	189,200	401,876
Payments on mortgage-backed/asset-backed notes	(358,459)	(219,793)	(392,647)
Net decrease (increase) in receivable from Walter	175,401	(159,068)	(161,999)
Capital contributions from Walter	—	—	1,300
Dividends to Walter	(17,077)	(25,864)	(23,308)
Debt issuance costs paid	—	(530)	(1,512)

Cash flows used in financing activities	(175,135)	(216,055)	(176,290)

Net (decrease) increase in cash and cash equivalents	(1,803)	(350)	212
Cash and cash equivalents at beginning of year	3,122	3,472	3,260

Cash and cash equivalents at end of year	$1,319	$3,122	$3,472

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$119,600	$117,286	$116,510
Cash paid for income taxes	$12,443	$20,633	$40,293

Supplemental Disclosure of Non-Cash Investing & Financing Activities:
Capital contributions from Walter	—	—	$896
Houses held for resale acquired through foreclosure	$73,036	$64,885	$62,674
Instalment notes receivable originated to finance the sale of houses held	$42,345	$36,281	$44,838
Instalment notes receivable acquired with warehouse proceeds and/or advances from Walter	$107,593	$235,849	$211,935
The accompanying notes are an integral part of the consolidated financial statements.

Walter Investment Management, LLC and Subsidiaries
Notes to Consolidated Financial Statements
1. Organization
     On September 30, 2008, Walter Industries, Inc. (“Walter”) outlined its plans to separate its Financing business from its core Natural Resources businesses through a spin-off to its shareholders. The Financing business includes Walter Mortgage Company (“WMC”), Best Insurors (“Best”), and Walter Investment Reinsurance Company, Ltd. (“WIRC”, a subsidiary formed on December 1, 2008). The Financing business services instalment notes and mortgages, and, through affiliated insurance businesses, offers insurance coverage to its customers.
     In connection with the spin-off, on February 3, 2009, Walter formed Walter Investment Management, LLC, a Delaware limited liability company (“Spinco” and, together with its consolidated subsidiaries, the “Company”), to which it would transfer substantially all of the assets and liabilities related to the Financing business. On April 17, 2009, Walter completed the transfer to the Company of substantially all of the assets and liabilities comprising the Financing business at historical cost.
     Since the Company is a newly formed entity, the combined financial statements of WMC, Best and WIRC are considered its predecessor for accounting purposes. Thus, the combined financial statements of WMC, Best and WIRC have become the Company’s historical financial statements for periods prior to the legal formation and transfers in 2009.
     The Company organized Mid-State Trust II (“Trust II”), Mid-State Trust IV (“Trust IV”), Mid-State Trust VI (“Trust VI”), Mid-State Trust VII (“Trust VII”), Mid-State Trust VIII (“Trust VIII”), Mid-State Trust X (“Trust X”), Mid-State Trust XI (“Trust XI”), Mid-State Capital 2004-1 Trust (“Trust 2004-1”), Mid-State Capital 2005-1 Trust (“Trust 2005-1”) and Mid-State Capital 2006-1 Trust (“Trust 2006-1”) (the “Trusts”) for the purpose of purchasing instalment notes receivable from WMC with the net proceeds from the issuance of mortgage-backed or asset-backed notes (a “securitization”). The beneficial interests in the Trusts are owned by WMC and Mid-State Capital, LLC (“Mid-State”), a wholly-owned subsidiary of WMC, respectively. The assets of the Trusts, including the instalment notes receivable owned by such trust, are not available to satisfy claims of general creditors of the Company, its subsidiaries or Walter. The liabilities of the Trusts for their notes issued to the public are to be satisfied solely from the proceeds of the instalment notes owned by such trust and are non-recourse to the Company, its subsidiaries and Walter.
     The securitizations are structured legally as sales, but for accounting purposes are treated as financings under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125,” (“SFAS 140”) as they do not meet the qualifying special purpose entity criteria under SFAS 140 and related interpretations. WMC, as servicer, subject to applicable contractual provisions, has discretion, consistent with prudent mortgage servicing practices, to determine whether to sell or work out any loans securitized through the securitization trusts that become troubled. Accordingly, the notes remain on balance sheet as “instalment notes held for investment”, retained interests are not recorded, and securitization bond financing replaces the warehouse debt or asset-backed commercial paper originally associated with the notes held for investment. Deferred debt issuance costs and discounts related to the bonds are amortized on a level yield basis over the estimated life of the bonds.
2. Summary of Significant Accounting Policies
Basis of Presentation
     The consolidated financial statements reflect the historical operations of the Financing business which were operated as part of Walter prior to the spin-off. Under Walter’s ownership, the Financing business included separate subsidiaries of Walter. A direct ownership relationship did not exist among the legal entities prior to the transfer to Spinco. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates. All significant intercompany balances have been eliminated in the consolidated financial statements.
     The Company has not operated as an independent stand-alone entity. Management believes the assumptions underlying the consolidated financial statements for these periods are reasonable. However, the consolidated financial statements included herein to not include all of the expenses that would have been incurred had the Company been a separate, stand-alone entity. As such, the financial information does not necessarily reflect the consolidated financial position, results of operations and cash flows of the Company in the future, or what would have been reflected had the Company been a separate, stand-alone entity during the periods presented. However, these historical consolidated financial statements include certain costs and expenses that have been allocated to the Company from Walter.
     Certain costs incurred by Walter that were considered directly related to the Company were charged to the Company and included in general and administrative expenses. These costs approximated $1.1 million, $1.6 million and $1.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     Costs incurred by Walter that cannot be directly attributed to its subsidiaries such as risk management, executive salaries, and other centralized business functions are allocated to its subsidiaries based on estimated annual revenues. Such costs were recorded in the caption ‘related party-allocated corporate charges’ in the accompanying statements of operations and were $3.5 million, $3.7 million and $3.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. While the Company considers the allocation of such costs to be reasonable, in the event the Company was not affiliated with Walter, these costs may increase or decrease.
Concentrations of Credit Risk
     Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents, short-term investments and instalment notes receivable.
     The Company maintains cash and cash equivalents with a federally insured financial institution. Concentrations of credit risk with respect to instalment notes receivable are limited due to the large number of customers and their dispersion across many geographic areas. However, of the gross amount of instalment notes receivable, 33%, 15%, 9%, 6% and 6% are secured by homes located in the states of Texas, Mississippi, Alabama, Florida and Louisiana, respectively, at December 31, 2008 and 2007. The Company believes the potential for incurring material losses related to these concentrations of credit is remote.
     The Company provides insurance to homeowners primarily in the southeastern United States and, due to the concentration in this area, is subject to risk of loss due to the threat of hurricanes and other natural disasters.
Revenue Recognition
     WMC purchases instalment notes originated by Jim Walter Homes, Inc. (“JWH”, a wholly-owned subsidiary of Walter), originates loans for JWH customers, and securitizes and services such instalment notes and mortgages. Through May 1, 2008, JWH offered financing to homebuyers and WMC originated and purchased loans that were secured by mortgages and liens. Subsequent to May 1, 2008, except for homes under construction or under contract at that date, WMC no longer purchases instalment notes from JWH or originates loans for JWH customers. References to instalment notes or mortgage instalment notes include mortgage loans offered by WMC.
     Instalment notes are initially recorded by JWH at the discounted value of the future instalment note payments using an imputed interest rate. The imputed interest rate used represents the estimated prevailing market rate of interest for credit of similar terms issued to customers with similar credit ratings to JWH’s customers. This rate is estimated by adding a credit spread and a margin to a benchmark funding rate in order to cover costs and expected losses. This rate is periodically compared to rates charged by competitors and other lenders to customers of similar credit quality to validate that the methodology results in a market rate of interest. These estimates affect revenue recognition by determining the allocation of income between the amount recognized by JWH from the construction of the home and the amount recognized by WMC over the life of the instalment note as interest income. Variations in the estimated market rate of interest used to initially record instalment notes receivable could affect the amount and timing of income recognition. Instalment note pay-offs received in advance of scheduled maturity (prepayments) effect the amount of interest income due to the recognition of any remaining unamortized discounts or premiums arising from the note’s inception.
     The instalment notes state the maximum amount to be charged to the customers, and ultimately recognized as revenue, based on the contractual number of payments and dollar amount of monthly payments. In each of the three years ended December 31, 2008, WMC purchased fixed and variable rate mortgage loans and offered mortgage loans that have fixed monthly payments and repayment terms similar to instalment notes. The interest income earned by WMC is recognized using the interest method. WMC has the ability to levy costs to protect their collateral position upon default, such as attorney fees and late charges, as allowed by state law. The various legal instruments used allow for different fee structures to be charged to the customer, for example late fees and prepayment fees. These fees are ultimately recognized as revenue when received.
     Instalment notes are placed on non-accrual status when any portion of the principal or interest is ninety days past due. When placed on non-accrual status, the related interest receivable is reversed against interest income of the current period. Instalment notes are removed from non-accrual status when the amount financed and the associated interest are no longer over ninety days past due. Recoveries of advanced taxes and insurance related to instalment notes are recognized as income when collected.
     The Company sells homes and related real estate repossessed or foreclosed on from customers in default of their loans or notes. Sales of repossessed property involve the sale and, in most circumstances, the financing of both a home and related real estate. Revenues from the sales of repossessed property are recognized by the full accrual method where appropriate. However, the requirement for a minimum 5% initial cash investment (for primary residences), frequently is not met. When this is the case, losses are immediately recognized, and gains are deferred and recognized by the instalment method until the buyer’s investment reaches the minimum 5%. At that time, revenue is recognized by the full accrual method.
Cash and Cash Equivalents
     Cash and cash equivalents include short-term deposits and highly liquid investments that have original maturities of three months or less when purchased and are stated at cost which approximates market.
Restricted Short-Term Investments
     Restricted short-term investments relate primarily to funds collected on instalment notes receivable owned by various Trusts ($49.0 million and $68.8 million, respectively), which are available only to pay expenses of the Trusts and principal and interest on indebtedness of the Trusts. Restricted short-term investments at December 31, 2008 and 2007 include temporary investments, primarily in commercial paper or money market accounts, with original maturities of less than 90 days. Restricted marketable securities totaled $0.2 million and $0.3 million at December 31, 2008 and 2007, respectively.
Allowance for Losses on Instalment Notes
     The Company’s periodic evaluation of the adequacy of the allowance for losses on instalment notes is based on the Company’s past loss experience, known and inherent risks in the portfolio, delinquencies, the estimated value of the underlying real estate collateral and current economic and market conditions within the applicable geographic areas surrounding the underlying real estate. The allowance for losses on instalment notes is increased by provisions for losses charged to income and is reduced by charge-offs, net of recoveries.
Houses Held for Resale
     Repossessed property is recorded at its estimated fair value less estimated costs to sell, which is based on historical resale recovery rates and current market conditions.
Property and Equipment
     Property and equipment are recorded at cost. Depreciation is recorded on the straight-line method over the estimated useful lives of the assets. Gains and losses upon disposition are reflected in the statement of operations in the period of disposition. Maintenance and repair costs are charged to expense as incurred.
Accounting for the Impairment of Long-Lived Assets, Goodwill, and Intangibles
     Long-lived assets, goodwill, and intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable and, in the case of goodwill, at least annually. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company uses an estimate of the future undiscounted net cash flows of the related asset or asset group over the remaining life in measuring whether or not the asset values are recoverable. Fair value is generally determined using market quotes, if available, or a discounted cash flow approach. There were no significant impairments of long-lived assets during the years ended December 31, 2007 and 2006. However, during the year ended December 31, 2008, the Company recorded an impairment charge relating to goodwill, reducing goodwill to $0. See Note 5.

Unamortized Debt Expense
     Unamortized debt expense represents debt issue costs related to the Trusts. These costs are amortized into interest expense over the life of the Trusts using the interest method.
Hedging Activities
     The Company has entered into interest rate hedge agreements designed to reduce the risk of rising interest rates on the forecasted amount of securitization debt to be issued to finance instalment notes and mortgage loans receivable. Changes in the fair value of interest rate hedge agreements that are designated and effective as hedges were recorded in accumulated other comprehensive income (loss) (“OCI”). Deferred gains or losses from settled hedges determined to be effective have been reclassified from OCI to interest expense in the statement of operations in the same period as the underlying transactions were recorded and are recognized in the caption ‘interest expense’. Cash flows from hedging activities are reported in the statement of cash flows in the same classification as the hedged item. Changes in the fair value of interest rate hedge agreements that are not effective are immediately recorded in the statement of operations.
Insurance Claims (Hurricane Losses)
     Accruals for property-liability claims and claims expense are recognized when probable and reasonably estimable at amounts necessary to settle both reported and unreported claims of insured property-liability losses, based upon the facts in each case and the Company’s experience with similar cases. The establishment of appropriate accruals, including accruals for catastrophes such as hurricanes, is an inherently uncertain process. Accrual estimates are regularly reviewed and updated, using the most current information available.
     The Company recorded a provision of $3.9 million in 2008 for hurricane insurance losses, net of reinsurance proceeds received from unrelated insurance carriers. These estimates were recorded for claims losses as a result of damage from Hurricanes Ike and Gustav in the Company’s market area. There were no significant hurricane losses in 2007 or 2006.
     The following table provides a reconciliation of the liability for unpaid claims and claim adjustment expenses for the years ended December 31 (in thousands):

	2008	2007	2006
Gross liability, beginning of year	$1,510	$2,501	$7,893
Less reinsurance recoverables	79	1,383	883

Net liability, beginning of year	1,431	1,118	7,010

Incurred losses related to:
Current year	8,759	4,718	4,681
Prior years	(236)	17	472

Total incurred	8,523	4,735	5,153

Paid related to:
Current year	6,593	4,059	3,468
Prior years	648	1,713	7,577
Less reinsurance recoveries	(193)	(1,350)	—

Total Paid	7,048	4,422	11,045

Net liability, end of year	2,906	1,431	1,118
Plus reinsurance recoverables	—	79	1,383

Gross liability, end of year	$2,906	$1,510	$2,501

Reported claims liability	$1,505	$709	$1,452
Incurred but not reported claims liability	1,401	801	1,049

	$2,906	$1,510	$2,501

Stock-Based Compensation Plans
     As of January 1, 2006, the Company adopted FASB Statement No. 123 (revised 2004), “Share-Based Payment” and the Securities and Exchange Commission Staff Bulletin No. 107 (collectively “SFAS 123(R)”), which requires the Company to value and record, as compensation expense, stock awards granted to employees under a fair value based method. Prior to January 1, 2006, compensation expense was not required for stock options granted to the Company’s employees because all stock options granted had an intrinsic value of $0 at the date of grant. However, compensation expense associated with restricted stock unit grants was required to be recognized over the vesting period of the grant.
     FAS 123(R) applies to new awards and to awards modified, repurchased or cancelled after January 1, 2006. The Company utilizes the modified prospective application method for stock options and restricted stock units granted prior to January 1, 2006, which requires the Company to record compensation expense beginning January 1, 2006 for the unvested portion of those stock awards. This compensation expense is charged to the statement of operations with a corresponding credit to capital in excess of par value and is generally recognized utilizing the graded vesting method for stock options and straight-line method for restricted stock units. The Company uses the Black-Scholes option pricing model to value its stock option grants and estimates forfeitures in calculating the expense related to stock-based compensation.
Adoption of New Accounting Pronouncements
     In 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”) which provides a definition of fair value, establishes a framework for measuring fair value and expands fair value financial statement disclosure requirements. SFAS No. 157 is intended to eliminate the diversity in practice associated with measuring fair value under existing accounting pronouncements and does not require any new fair value measurements. The adoption of SFAS 157 for financial assets and financial liabilities on January 1, 2008 did not have a material effect on the Company’s consolidated financial statements.
     In 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (“SFAS 158”) which, among other changes, requires companies to measure plan assets and liabilities as of the fiscal year-end reporting date. On January 1, 2008, the Company adopted the measurement provisions of SFAS 158 and elected the alternative transition method. Based on the actuarial valuation performed as of September 30, 2007, the Company’s actuary provided a 15-month projection of net periodic pension cost to December 31, 2008. In recognizing the effects of changing the Company’s measurement date from September 30 to December 31, the Company recorded a credit to retained earnings of $0.2 million, net of taxes of $0.1 million, an increase in the accumulated postretirement benefits obligation of approximately $0.1 million, and a charge to accumulated other comprehensive income of $0.2 million, net of taxes of $0.1 million.
     In 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”) which allows reporting entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to reduce volatility in reported earnings that result from measuring related assets and liabilities differently without having to apply complex hedge accounting provisions, using the guidance in SFAS No. 133 (as amended), “Accounting for Derivative Instruments and Hedging Activities.” The Company has not elected the fair value option, as provided in this statement. As such, the adoption of SFAS 159, which became effective January 1, 2008, did not have a material effect on the Company’s consolidated financial statements.
     In 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 codifies the hierarchy of generally accepted accounting principles to be used by the preparers of financial statements. The hierarchy is identical to that contained in the American Institute of Certified Public Accountants Statements on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The adoption of the SFAS 162 did not have any impact on the Company’s consolidated financial statements.
3. Business Separation and Merger
     On September 30, 2008, Walter outlined its plans to separate its Financing business from its core Natural Resources businesses through a spin-off to shareholders and subsequent merger with Hanover Capital Mortgage Holdings, Inc. (“HCM”), a publicly traded New Jersey-based real estate investment trust (“REIT”). Also on September 30, 2008, as amended and restated on October 28, 2008, the Company entered into a definitive agreement to merge with HCM.
     Walter distributed 100% of its interest in the Company to its stockholders in a spin-off transaction effective April 17, 2009. Following the spin-off, the Company paid a taxable dividend consisting of cash and additional equity interests to its members. The merger occurred immediately following the spin-off and taxable dividend on April 17, 2009. The combined company will continue to operate as a publicly traded REIT following the merger. The new company is named Walter Investment Management Corp. (“WIMC”), is headquartered in

Tampa, Florida and has approximately 225 employees. After the spin-off and merger, Walter’s stockholders that became members of the Company as a result of the spin-off and certain holders of options to acquire limited liability company interests of the Company collectively own 98.5% and stockholders of HCM own 1.5% of the shares of common stock of WIMC outstanding or reserved for issuance in settlement of restricted stock units of WIMC. As a result, the business combination will be accounted for as a reverse acquisition, with the Company considered the accounting acquirer. WIMC applied, and was granted approval, to list its shares on the NYSE Amex.
     Additionally, on September 30, 2008, the Company and HCM entered into a software licensing agreement whereby HCM granted to the Company a perpetual, non-exclusive and non-transferable (subject to certain exceptions) license to certain software and systems. As consideration for the license, the Company paid $1.0 million to HCM on January 9, 2009. The licensing agreement was subsequently terminated effective with the closing of the merger transaction.
     In order to ensure that HCM will have access to sufficient capital to acquire assets required to maintain its REIT status and not become an “investment company” under the Investment Company Act of 1940, the Company agreed to provide HCM with a revolving line of credit up to $5 million in the aggregate. Borrowings will bear interest at a rate per annum equal to the 3-month U.S. Dollar London Interbank Offered Rate as published in the Wall Street Journal for the business day prior to the date the request for such loan was made plus 50 basis points. The revolving facility is secured by a collateral account maintained pursuant to a related securities control agreement dated as of September 25, 2008 among HCM, the Company and Regions Bank. On September 26, 2008 HCM borrowed $1.1 million from the Company pursuant to this line of credit. On October 30, 2008, HCM borrowed an additional $1.2 million from the Company pursuant to this line of credit. Pursuant to an amended and restated loan and security agreement entered into by Spinco and HCM on February 6, 2009, this line of credit was reduced from $5.0 million to $4.0 million.
     In addition, pursuant to the February 6, 2009 amended and restated loan and security agreement, the Company agreed to make available to HCM a line of credit of up to $2.75 million in the aggregate. This amount represents the outstanding cash consideration due from HCM pursuant to the exchange agreement (the “Taberna Exchange Agreement”) with Taberna Preferred Funding I, Ltd. (“Taberna”) and an exchange agreement (the “Amster Exchange Agreement” and together with the Taberna Exchange Agreement, the “Exchange Agreements”) with Amster Trading Company and Ramat Securities, LTD (together the “Amster Parties”). The exchange agreements are to acquire (and subsequently cancel) the outstanding trust preferred securities of Hanover Statutory Trust I (“HST-I”), currently held by Taberna, and the trust preferred securities of Hanover Statutory Trust II (“HST-II”), currently held by the Amster Parties. HCM is only entitled to borrow funds pursuant to this line of credit to fulfill its obligations in the exchange agreements. The interest rate and computation of interest features of this additional line of credit are identical to those applicable to the revolving line of credit described above. However, unlike the revolving facility, this line of credit is not secured by a collateral account. On February 6, 2009, HCM borrowed $0.6 million from the Company pursuant to this line of credit.
     In accordance with the February 6, 2009 amended and restated loan and security agreement, the Company also agreed to make available to HCM a line of credit of up to $1.0 million in the aggregate. HCM may only use these funds for the purpose of securing or maintaining directors and officers liability insurance through the maturity date of the loan. The interest rate and computation of interest features of this additional line of credit are identical to those applicable to the revolving line of credit described above. However, unlike the revolving facility, this line of credit is not secured by a collateral account. On March 6, 2009, HCM borrowed $1.0 million from the Company pursuant to this line of credit.
     On April 17, 2009, HCM borrowed an additional $2.2 million from the Company to meet its obligations under the exchange agreements pursuant to the February 6, 2009 amended and restated loan and security agreement. This represents the remaining amount available to be borrowed on this line of credit. See above for further information regarding the line of credit.
     As a result of the consummation of the merger transaction on April 17, 2009, the loan and security agreement was automatically terminated by operation of law.
4. Instalment Notes Receivable and Mortgage Loans
     Instalment notes receivable arise primarily from sales of detached, single-family homes to JWH customers. Mortgage loans are originated by WMC by providing both land and home financing and re-financing for JWH customers. These receivables require periodic payments, over periods of 10 to 30 years, and are secured by first mortgages or similar security instruments. WMC has also purchased mortgage loans from third parties, including mortgage companies and other homebuilders.

     The credit terms offered by JWH and its affiliates are usually for 100% of the purchase price of the home. The buyer’s ownership of the land and improvements necessary to complete the home constitutes an equity investment to which the Company has access should the buyer default on payment of the instalment note obligation. The Company currently holds fixed (98%) and variable-rate (2%) instalment notes ranging from 2.13% to 13.66% annual percentage rate, without points or closing costs.
     Instalment notes receivable and mortgage loans receivable are held for investment and are not held for sale. WMC and Mid-State have created a number of business trusts for the purpose of purchasing instalment notes and mortgage loans owned by WMC with the net proceeds from the issuance of mortgage-backed notes or asset-backed notes. WMC and Mid-State directly or indirectly own all of the beneficial interests in these trusts. The assets of the trusts are not available to satisfy claims of general creditors of the Company and the liabilities for notes issued by the trusts are to be satisfied solely from the proceeds of the instalment notes owned by the trusts and are non-recourse to the Company.
     After May 1, 2008, WMC no longer provides financing to new customers of JWH.
     Instalment notes receivable, as of December 31, are summarized as follows (in thousands):

	2008	2007
Instalment notes receivable, net of unearned income	$1,570,323	$1,604,459
Mortgage loans, net of unearned income	216,484	234,298
Less: Allowance for losses	(18,969)	(13,992)

Instalment notes receivable, net(1)(2)(3)(4)	$1,767,838	$1,824,765

(1)	Origination costs are deferred and amortized over the life of the note portfolio. Deferred loan origination costs included in net instalment notes receivable at December 31, 2008 and 2007 were $12.7 million and $13.1 million, respectively. The average life of the note portfolio approximates 8 years.

(2)	At December 31, 2008 and 2007, the amount of net instalment notes receivable that had not been securitized by a long-term note was $377.3 million and $286.8 million, respectively. Of these balances, $268.7 million had been pledged as collateral against WMC’s warehouse facilities at December 31, 2007. These warehouse facilities were terminated on April 30, 2008 (see Note 6).

(3)	The amount of net instalment notes receivable that had been put on nonaccrual status due to delinquent payments of ninety days past due or greater was $54.4 million and $43.7 million at December 31, 2008 and 2007, respectively. The calculation of delinquencies excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with bankruptcy court approved mortgage payment obligations.

(4)	At December 31, 2008 and 2007, instalment notes receivable balances included discounts, net of premiums, of $204.8 million and $204.7 million, respectively.
     Activity in the allowance for losses is summarized as follows (in thousands):

	For the years ended December 31,
	2008	2007	2006
Balance, beginning of the year	$13,992	$13,011	$12,489
Provision charged to income	21,315	13,889	9,063
Less: Charge-offs, net of recoveries	(16,338)	(12,908)	(8,541)

Balance, end of the year	$18,969	$13,992	$13,011

     Charge-offs on instalment notes occur when management believes it will be unable to collect all amounts contractually due. The charge-off is measured based upon the excess of the recorded investment in the receivable over the estimated fair value of the collateral as reduced by estimated selling costs. Recoveries on charge-offs, recognized when received, are immaterial in relation to aggregate charge-offs.

5. Goodwill
     Goodwill, originating from the 1987 leveraged buyout of Walter, was pushed down from Walter. Goodwill is reviewed for impairment annually or more frequently if significant events occur that indicate that impairment could exist. The fair value of the Company’s reporting units are determined using valuation models and expected future cash flow projections, which is then discounted using a risk-adjusted discount rate and adjusted for comparable industry earnings multiples.
     In 2008, the Company recorded a charge of $12.3 million for the impairment of goodwill. As discussed in Note 3, Walter announced its plans to separate its Financing business via a spin-off to Walter stockholders and merger with HCM. As a result of this decision, the Company analyzed goodwill for potential impairment. The Company’s fair value was determined using a discounted cash flow approach which indicated that the carrying value exceeded the fair value and that the implied value of goodwill was $0 as of September 30, 2008. The discount rate of interest used to determine both the Company’s fair value and the implied value of goodwill was a contributing factor in this impairment charge. The continued increase in perceived risk in the financial services markets resulted in a significant increase in the discount rate applied to projected future cash flows as compared to the discount rate applied to similar analyses performed in previous periods. Goodwill was approximately $12.3 million at December 31, 2007.
6. Mortgage-Backed/Asset-Backed Notes
     Mortgage-backed/asset-backed notes, in accordance with contractual terms, as of December 31, consisted of the following (in thousands):

			Weighted
			Average Stated
			Interest Rate at
			December 31,	Final
	2008	2007	2008	Maturity
Trust IV Asset Backed Notes	$144,950	$171,536	8.33%	2030
Trust VI Asset Backed Notes	121,776	135,242	7.42%	2035
Trust VII Asset Backed Notes	106,874	115,126	6.34%	2036
Trust VIII Asset Backed Notes	120,506	134,235	7.79%	2038
Trust IX Variable Funding Loan	—	95,100
Trust X Asset Backed Notes	183,489	201,540	6.30%	2036
Trust XI Asset Backed Notes	167,448	179,350	5.51%	2038
Trust XIV Variable Funding Loan	—	94,100
Trust 2004-1 Trust Asset Backed Notes	160,277	173,712	6.64%	2037
Trust 2005-1 Trust Asset Backed Notes	172,921	190,122	6.15%	2040
Trust 2006-1 Trust Asset Backed Notes	194,580	216,155	6.28%	2040

Total	$1,372,821	$1,706,218

     The Trusts beneficially owned by WMC and Mid-State are the depositors under the Company’s outstanding mortgage-backed and asset-backed notes (the “trust notes”), which consist of eight separate series of public debt offerings and one private offering. Prior to April 30, 2008, Trust IX and Trust XIV were borrowers under a $150.0 million and a $200.0 million Variable Funding Loan Agreement (the “warehouse facilities”). Mortgage-backed/asset-backed notes provide long-term financing for instalment notes receivable and mortgage assets purchased by WMC, while the warehouse facilities provided temporary financing. In each case, these instalment notes receivable and mortgage assets are deposited into Trusts. Upon deposit, these instalment notes and mortgage assets become assets of the Trusts and are not available to satisfy claims of general creditors of the Company. The trust notes are to be satisfied solely from the proceeds of the underlying instalment notes receivable and mortgages and are non-recourse to the Company.
     As noted above, the Company had two warehouse facilities totaling $350.0 million that provided temporary financing to WMC for its originations of mortgages loans, purchases of instalment notes originated by JWH and purchases of third-party mortgage loans. At December 31, 2007, there were $189.2 million of borrowings outstanding under these warehouse facilities. On April 30, 2008, Walter provided $214.8 million of available funds to the Company to repay and terminate the Mid-State Trust IX and XIV warehouse facilities. With the termination of the warehouse facilities, the Company is no longer reliant on the availability of mortgage warehouse facilities or the mortgage-backed securitization market.
     Effective May 1, 2008, the Company ceased funding new originations for customers of JWH. However, the backlog of homes with signed contracts and those which were under construction as of May 1, 2008, will be funded by the Company. As of December 31, 2008, an estimated

20 homes remained in the backlog, representing a total of approximately $2.7 million in value, to be funded by the Company in 2009 with operating cash flows or funds provided by Walter. As of March 31, 2009, 10 homes remained in the backlog, representing a total of approximately $0.7 million in value that were funded in April 2009.
     Prior to their termination on April 1, 2008, the Company held multiple interest rate hedge agreements with various counterparties with an aggregate notional value of $215.0 million. The objective of these hedges was to protect against changes in the benchmark interest rate on the forecasted issuance of mortgage-backed notes in a securitization. At March 31, 2008, the hedges no longer qualified for hedge accounting treatment because the Company no longer planned to access the distressed securitization market. As a result, the Company recognized a loss on interest rate hedge ineffectiveness of $17.0 million in the first quarter of 2008. On April 1, 2008, the Company settled the hedges for a payment of $17.0 million. There are no hedges outstanding at December 31, 2008.
     The fair value of the interest rate hedges outstanding at December 31, 2008 and 2007 was $0 and a liability of $9.4 million, respectively, which was recorded within other liabilities. During 2008, the Company recorded a realized loss from interest rate hedge agreements, net of tax, of $6.1 million. During 2007 and 2006, the Company recorded an unrealized gain (loss) from interest rate hedge agreements, net of tax, of $(6.4) million and $0.3 million, respectively.
7. Letters of Credit
     Walter has arranged letters of credit in order to secure the Company’s obligations under certain reinsurance contracts. The outstanding letters of credit were $9.9 million, $10.0 million, and $12.3 million at December 31, 2008, 2007, and 2006, respectively. The Company has recorded letter of credit charges as general and administrative expenses of $0.2 million, $0.2 million, and $0.3 million for the years ended December 31, 2008, 2007, and 2006, respectively.
8. Income Taxes
     Income tax expense (benefit) consists of the following components (in thousands):

		State
	Federal	and Local	Total
For the years ended December 31:

2008

Current	$11,628	$(752)	$10,876
Deferred	(5,299)	(2,478)	$(7,777)

Total	$6,329	$(3,230)	$3,099

2007

Current	$20,291	$1,327	$21,618
Deferred	(8,052)	964	$(7,088)

Total	$12,239	$2,291	$14,530

2006

Current	$41,149	$(1,123)	$40,026
Deferred	(24,280)	1,515	$(22,765)

Total	$16,869	$392	$17,261

     The income tax expense at the Company’s effective tax rate differed from the statutory rate as follows (in thousands):

	For the years ended
	December 31,
	2008	2007	2006
Income from operations before income tax expense	$5,536	$38,793	$45,749

Tax provision at the statutory tax rate of 35%	$1,938	$13,578	$16,012
Effect of:
State and local income tax	(2,914)	701	255

	For the years ended
	December 31,
	2008	2007	2006
Non-deductible goodwill	3,813	—	—
Other	262	251	994

Tax expense recognized	$3,099	$14,530	$17,261

     Deferred tax assets (liabilities) related to the following as of December 31, (in thousands):

	2008	2007
Deferred tax assets:

Contingent interest	$3,854	$3,464
Allowance for losses on instalment notes receivable	6,940	5,383
Interest rate hedge agreements	(343)	2,845
Accrued expenses	6,358	5,325
Federal benefit of state deductions	3,028	3,578

Total deferred tax assets	19,837	20,595

Deferred tax liabilities:

Depreciation/Amortization	(63)	(100)
Interest income on instalment notes	(68,337)	(75,963)
Deferred origination costs	(4,659)	(3,593)
Prepaid assets	(2,308)	(2,443)

Total deferred tax liabilities	(75,367)	(82,099)

Net deferred tax liabilities	$(55,530)	$(61,504)

     Walter files a consolidated Federal and Florida income tax return which includes the Company. The Company provides for Federal and state income tax on a modified separate income tax return basis. The income tax expense is based on the statement of operations. Current tax liabilities for Federal and Florida state income taxes are paid to Walter and have been adjusted to include the effect of related party interest income earned from Walter that have not been reflected in the statement of operations. Separate company state tax liabilities and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) liabilities have also been adjusted to include these related party transactions.
Income Tax Litigation
     Walter files income tax returns in the U.S. and in various other state and local jurisdictions which are routinely examined by tax authorities in these jurisdictions. The statute of limitations related to the consolidated Federal income tax return is closed for the years prior to August 31, 1983 and the years ended May 31, 1997, 1998 and 1999. The state impact of any Federal changes for these years remains subject to examination for a period up to five years after formal notification to the states. The Company generally remains subject to income tax in various states for prior periods ranging from three to eleven years depending on jurisdiction.
     The Internal Revenue Service (“IRS”) has completed its audits of Walter’s Federal income tax returns for the years ended May 31, 2000 through December 31, 2005. The IRS only issued a 30-day letter proposing tax deficiencies in the amount of $82.2 million for the years ended May 31, 2000, December 31, 2000, and December 31, 2001. The unresolved issues relate primarily to Walter’s method of recognizing revenue on the sale of homes and related interest on the instalment notes receivable. The items at issue relate primarily to the timing of revenue recognition and consequently, should the IRS prevail on its positions, Walter’s financial exposure is limited to interest and penalties.
     On December 27, 1989, Walter and most of Walter’s subsidiaries each filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Proceedings”) in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”). Walter and the remainder of Walter’s subsidiaries emerged from bankruptcy on March 17, 1995 (the “Effective Date”), pursuant to the Amended Joint Plan of Reorganization dated as of December 9, 1994, as modified on March 1, 1995 (as so modified the “Consensual Plan”). Despite the confirmation and effectiveness of the Consensual Plan, the Bankruptcy Court continues to have jurisdiction over, among other things, the resolution of disputed prepetition claims against Walter and certain of its subsidiaries including the Company, and other matters that may arise in connection with or related to the Consensual Plan, including claims related to Federal income taxes.
     A controversy exists with regard to Federal income taxes allegedly owed by Walter for fiscal years 1980 through 1994. In connection with the bankruptcy proceedings, the IRS filed a proof of claim in the Bankruptcy Court (the “Proof of Claim”) for a substantial amount of taxes, interest and penalties with respect to fiscal years ended August 31, 1980 and August 31, 1983 through May 31, 1994. Walter filed an adversary proceeding in the Bankruptcy Court disputing the Proof of Claim (the “Adversary Proceeding”) and the various issues have been and are being litigated in the Bankruptcy Court.

     The amounts initially asserted by the Proof of Claim do not reflect the subsequent resolution of various issues through settlements or concessions by the parties. After an adjustment for these items, Walter estimates that the amount of tax presently claimed by the IRS is approximately $34.0 million for issues currently in dispute in the Adversary Proceeding. This amount is subject to interest and penalties. Of the $34.0 million in claimed tax, $21.0 million represents issues in which the IRS is not challenging the deductibility of the particular expense but only whether such expense is deductible in a particular year. Consequently, Walter believes that, should the IRS prevail on any such issues, the financial exposure is limited to interest and possible penalties and the amount of tax claimed will be offset by deductions in other years. Substantially all of the issues in the Proof of Claim, which have not been settled or conceded, have been litigated before the Bankruptcy Court and are subject to appeal but only at the conclusion of the entire Adversary Proceeding.
     Walter believes that those portions of the Proof of Claim which remain in dispute or are subject to appeal substantially overstate the amount of taxes allegedly owing. However, because of the complexity of the issues presented and the uncertainties associated with litigation, Walter is unable to predict the ultimate outcome of the Adversary Proceeding.
     Walter believes that all of its current and prior tax filing positions have substantial merit and intends to defend vigorously any tax claims asserted. Walter and the Company believe that there are sufficient accruals to address any claims, including interest and penalties.
     Of the Federal issues in dispute, those related to the Company are temporary in nature and relate primarily to the timing of recognizing revenue on the sale of homes and interest income on the instalment notes receivable. The items at issue relate primarily to the timing of revenue recognition and consequently, should the IRS prevail on its positions, the financial exposure is limited to interest and penalties.
FIN 48 Adoption
     On January 1, 2007, as required, the Company adopted FIN 48. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of adoption, the Company recognized an increase of $4.4 million in the liability for unrecognized tax benefits with a corresponding decrease to retained earnings as of January 1, 2007.
     A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows (in thousands):

	December 31,
	2008	2007
Gross unrecognized tax benefits at the beginning of the year	$18,580	$22,586
Decreases for tax positions taken in prior years	(1,074)	(4,190)
Increases for tax positions for the current year	—	611
Decreases for changes in temporary differences	(2,450)	(427)

Gross unrecognized tax benefits at the end of the year	$15,056	$18,580

     The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate was $5.6 million at December 31, 2008. The Company recognizes interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses. For the years ended December 31, 2008 and 2007, interest expense includes $1.4 million and $1.8 million, respectively, for interest accrued on the liability for unrecognized tax benefits. As of December 31, 2008, the Company had accrued interest and penalties of $17.4 million related to the unrecognized tax benefits. Due to the expiration of various statutes of limitation and the expected spin-off from Walter, it is reasonably possible that the Company’s gross unrecognized tax benefits balance may change within the next twelve months by up to $7.4 million.
9. Postretirement Employee Benefits
     The Company provides healthcare benefits for eligible retirees. The Company’s postretirement benefit plans are not funded. New salaried employees have been ineligible to participate in postretirement healthcare benefits since May 2000. Effective January 1, 2003, a monthly cap was placed on Company contributions for postretirement healthcare coverage. In 2006, benefits were terminated for employees that had not reached a certain number of years of continuous service and/or age. Those employees will no longer be eligible to earn postretirement healthcare benefits. In addition, retiree medical coverage was terminated for those retirees who are eligible for Medicare. As a result of these changes, the Company recognized a curtailment gain of $1.4 million in 2006.

     In 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (“SFAS 158”) which requires the Company to measure plan assets and liabilities as of the fiscal year-end reporting date. The Company used a September 30 measurement date and was required to adopt this provision on December 31, 2008. Upon adoption, the Company changed its valuation measurement date to December 31, 2008. As a result of the change in valuation date during 2008, plan year 2008 consisted of fifteen months beginning October 1, 2007 and ending December 31, 2008. Plan year 2007 consisted of twelve months beginning October 1, 2006 and ending September 30, 2007. The amounts recognized for the Company’s postretirement benefit plan are as follows (in thousands):

	December 31,
	2008	2007
Accumulated benefit obligation	$748	$877

Changes in projected benefit obligation:
Benefit obligation, beginning of the year	$877	$899
Service cost	14	14
Interest cost	70	52
Actuarial gain	(188)	(85)
Benefits paid	(25)	(3)

Benefit obligation, end of the year	$748	$877

Unfunded status of the plan	$(748)	$(877)
Post-measurement date refund	—	(5)

Net amount recognized in the consolidated balance sheets in other liabilities	$(748)	$(882)

Amounts recognized in accumulated other comprehensive income, pre-tax:
Prior service credit	$(1,370)	$(1,903)
Net actuarial gain	(457)	(390)

Net amount recognized, pre-tax	$(1,827)	$(2,293)

     The components of net periodic benefit credit are as follows (in thousands):

	For the years ended December 31,
	2008	2007	2006
Components of net periodic benefit credit:
Service cost	$11	$14	$103
Interest cost	57	52	164
Amortization of prior service credit	(427)	(421)	(350)
Amortization of net gain	(97)	(69)	(111)
Curtailment settlement gain	—	—	(1,351)

Net periodic benefit credit	$(456)	$(424)	$(1,545)

     The estimated portion of net prior service cost and net actuarial gain remaining in accumulated other comprehensive income that is expected to be recognized as a component of net periodic benefit cost in 2009 are as follows (in thousands):

Prior service credit	$425
Net actuarial gain	96

Net amount to be recognized	$521

     Changes in plan benefit obligations recognized in other comprehensive income in 2008 are as follows (in thousands)(1):

Current year net actuarial gain	$(188)
Amortization of actuarial gain	121
Amortization of prior service cost	533

Total	466
Deferred taxes	171

Total recognized in other comprehensive income, net of taxes(1)	$295

(1)	Includes the amortization of prior service cost and actuarial gain for the period beginning October 1, 2007 and ending December 31, 2007 reflecting the change in the plan measurement date pursuant to SFAS 158.

     A summary of key assumptions used is as follows:

	December 31,
	2008	2007	2006
Weighted average assumptions used to determine benefit obligations:
Discount rate	6.50%	6.50%	5.90

Weighted average assumptions used to determine net period cost:
Discount rate	6.50%	5.90%	5.40%

	December 31,
	2008		2007		2006
	Pre-65	Post-65	Pre-65	Post-65	Pre-65	Post-65
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	7.60%	8.40%	8.60%	9.40%	8.60%	9.40%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2014	2014	2013	2013	2012	2012
     The discount rate is based on a yield-curve approach which discounts each projected benefit obligation based on cash flow of the liability stream at an interest rate specifically applicable to the timing of each respective liability stream cash flow. The model sums the present values of all of the cash flows and then calculates the equivalent weighted-average discount rate by imputing the single interest rate that equates the total present value with the stream of future cash flows.
     The yield curve used is a hypothetical Aa spot yield-curve represented by a series of 60 individual semi-annual discount rates from one-half to thirty years. Each discount rate in the curve was determined by creating a hypothetical zero coupon bond derived from bootstrapping. Bootstrapping is a technique used by bond analysts to derive the yield of hypothetical zero coupon bonds from existing zero coupon bonds. It assumes that the value of any individual Aa coupon security should equal the value of a package of zero coupon Aa securities that duplicates the coupon bond’s cash flow. It is an iterative calculation that determines the discount rate which equates the cash flows of each semi-annual coupon bond with a hypothetical zero coupon bond based on the actual coupon bond price quotations for each semi-annual maturity cell and equal weighting of the highest yielding (yield to maturity) quartile of bonds in five distinct maturity groups. Each bond was an Aa rated, non-callable bond with at least $150 million par outstanding.
     Assumed healthcare cost trend rates and discount rates can have a significant effect on the amounts reported for the postretirement employee benefits. A one-percentage-point change in the rate for each of these assumptions would have the following effects as of and for the year ended December 31, 2008 (in thousands):

Increase (Decrease)
	1-Percentage	1-Percentage
	Point Increase	Point Decrease
Health Care Cost Trend:
Effect on total service and interest cost components	$—	$—
Effect on postretirement benefit obligation	—	—

Discount Rate:
Effect on postretirement service and interest cost components	—	—
Effect on postretirement benefit obligation	(83)	96
Effect on current year postretirement expense	50	(54)
     The following estimated benefit payments from the plan, which reflect expected future service, as appropriate, are expected to be paid as follows (in thousands):

Postretirement Employee
Benefits
2009	$141
2010	132
2011	112
2012	91
2013	82
Thereafter	262

     The Company and certain of its subsidiaries maintain profit sharing and 401(k) plans. The total cost of these plans in 2008, 2007, and 2006 was approximately $0.7 million, $0.8 million and $0.9 million, respectively, and is included in salaries and benefits expenses.
10. Stock-Based Compensation Plans
     The Company’s stock-based compensation plans reflect awards for Walter and JWH Holding Company, LLC (a wholly-owned subsidiary of Walter, and parent Company of each of the entities within the Financing business which were transferred to the Company prior to the spin-off) stock options and restricted stock granted to the Company’s employees.
Walter Equity Award Plans
     The stockholders of Walter approved the 2002 Long-Term Incentive Award Plan (the “2002 Plan”), under which an aggregate of 3.9 million shares of Walter’s common stock have been reserved for grant and issuance of incentive and non-qualified stock options, stock appreciation rights and stock awards.
     Under the Long-Term Incentive Stock Plan approved by Walter stockholders in October 1995 (the “1995 Plan”) and amended in September 1997, an aggregate of 6.0 million shares of Walter’s common stock have been reserved for the grant and issuance of incentive and non-qualified stock options, stock appreciation rights and stock awards. However, the 1995 Plan expired in 2005 and, therefore, no further grants will be issued under this plan.
     Under both plans (collectively, the “Equity Award Plans”), an option becomes exercisable at such times and in such installments as set by the Compensation Committee of the Walter Board of Directors (generally, vesting occurs over three years in equal annual increments), but no option will be exercisable after the tenth anniversary of the date on which it is granted.
     Under both plans, Walter may issue restricted stock units. Walter has issued restricted stock units which fully vest generally after three or seven years of continuous employment or over three years in equal annual increments. Certain of these units are subject to accelerated vesting if the stock price of Walter reaches certain pre-established targets within certain time periods after issuance.
     For the years ended December 31, 2008, 2007, and 2006, the Company recorded stock-based compensation expense related to equity awards of its parent, Walter, granted to Company employees of approximately $0.5 million, $0.8 million, and $0.8 million, respectively. These amounts are included in salaries and benefits expenses. The total income tax benefits recognized in the statements of operations for share-based compensation arrangements were $0.3 million for each of the three years.
     A summary of activity related to stock options held by Company employees under the Equity Award Plans during the two years ended December 31, 2008 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (in years)	Value ($000)
Outstanding at December 31, 2006	133,608	$13.40
Granted	20,620	28.12
Exercised	(21,714)	6.71
Cancelled	(2,177)	25.68

Outstanding at December 31, 2007	130,337	$16.64	6.34	$2,514

Granted	13,625	53.45
Exercised	(85,703)	14.56
Cancelled	—	—

Outstanding at December 31, 2008	58,259	$28.30	6.77	$183

Exercisable at December 31, 2008	24,130	$12.54	4.54	$183

     Weighted average assumptions used to determine the grant-date fair value of options granted under the Equity Award Plans during the years ended December 31 were:

	2008	2007	2006
Risk free interest rate	2.78%	4.75%	4.64%
Dividend yield	0.65%	0.73%	0.30%
Expected life (years)	5.11	4.31	5.35
Volatility	40.85%	34.47%	37.79%
Forfeiture rate	4.62%	4.62%	4.61%
     The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant with a term equal to the expected life. The expected dividend yield is based on Walter’s estimated annual dividend payout at grant date. The expected term of the options represents the period of time the options are expected to be outstanding. Expected volatility is based on historical volatility of Walter’s share price for the expected term of the options.
     A summary of activity related to restricted stock units held by Company employees under the Equity Award Plans during the two years ended December 31, 2008 is as follows:

			Weighted
		Aggregate	Average
		Intrinsic Value	Contractual
	Shares	($000)	Term in Years
Outstanding at December 31, 2006	54,125
Granted	20,228
Exercised	(13,092)
Cancelled	(3,218)

Outstanding at December 31, 2007	58,043	$2,085	2.01

Granted	11,716
Exercised	(11,282)
Cancelled	—

Outstanding at December 31, 2008	58,477	$1,024	0.71

     The weighted-average grant-date fair values of Walter stock options granted to employees of the Company during the years ended December 31, 2008, 2007, and 2006 were $20.23, $9.37, and $14.04, respectively. The weighted-average grant-date fair values of Walter restricted stock units granted to employees of the Company during the years ended December 31, 2008, 2007, and 2006 were $53.45, $28.12, and $34.29, respectively. The total amount of cash received by Walter from the exercise of Walter stock options by the Company’s employees was $1.2 million, $0.1 million, and $0.4 million for the years ended December 31, 2008, 2007, and 2006, respectively. The total intrinsic value of Walter stock awards exercised or converted by the Company’s employees during the years ended December 31, 2008, 2007 and 2006 was $4.8 million, $0.7 million, and $2.7 million, respectively. The total fair value of Walter shares designated to employees of the Company that vested during the years 2008, 2007, and 2006 were $0.4 million, $0.4 million, and $0.3 million, respectively.
     Unrecognized compensation costs related to non-vested share-based compensation arrangements granted to Company employees under the Equity Award Plans were approximately $0.3 million, $0.5 million, and $0.7 million as of December 31, 2008, 2007 and 2006, respectively; these costs are to be recognized over a weighted average period of 1.6 years, 1.9 years, and 2.7 years, respectively.
JWH Holding Company, LLC Equity Awards
     Effective March 1, 2007, Walter adopted the 2007 Long-term Incentive Award Plan (the “2007 Plan”) of JWH Holding Company, LLC. The 2007 plan allowed for up to 20% of the LLC interest to be awarded or granted as incentive and non-qualified stock options to eligible employees, consultants and directors. Certain of Spinco’s executives were eligible employees under the 2007 Plan.
     In 2006, the Board of Directors of Walter granted a special equity award to certain executives of the JWH Holding Company, LLC whereby the employees received non-qualified options in JWH Holding Company, LLC to acquire the equivalent of 11.25% of the total combined designated equity of the Company. The exercise price of these options was equal to the fair value at the date of grant. These options vest over a three-year period and expire in ten years. As of December 31, 2008, none of the options have been forfeited or exercised. Exercisable options totaled 67% and 33% as of December 31, 2008 and 2007, respectively.

     The fair value of these options awards were calculated using the Black-Scholes model and the following assumptions:

Risk free interest rate	4.62%
Dividend yield	0.00%
Expected life (years)	3.0
Volatility	41.85%
Forfeiture rate	0.00%
     Compensation expense related to Spinco’s employees for the years ended December 31, 2008, 2007, and 2006, totaled $0.5 million, $1.5 million, and $1.6 million, respectively. These amounts are included in salaries and benefits expenses. The total income tax benefits recognized for share-based compensation arrangements in the statements of operations was approximately $0.3 million, $0.6 million, and $0.6 million for the years ended December 31, 2008, 2007, and 2006, respectively.
     As of December 31, 2008, there was approximately $0.1 million of unrecognized compensation cost that was recognized in the first quarter of 2009. In conjunction with the spin-off of the Company on April 17, 2009, these awards were cancelled and replaced with equity awards of WIMC at the time of the spin-off.
Employee Stock Purchase Plan
     The Walter Industries, Inc. Employee Stock Purchase Plan was adopted in January 1996 and amended in April 2004. All full-time employees of the Company who have attained the age of majority in the state in which they reside are eligible to participate. The Company contributes a sum equal to 15% (20% after five years of continuous participation) of each participant’s actual payroll deduction as authorized, and remits such funds to a designated brokerage firm that purchases in the open market shares of Walter’s common stock for the accounts of the participants. The total number of shares that may be purchased under the plan is 3.5 million. Total shares purchased under the plan during the years ended December 31, 2008, 2007 and 2006 by the Company’s employees were approximately 2,500, 3,200, and 2,400, respectively, and the Company’s contributions recognized as expense were approximately $15,600, $14,900, and $18,000, respectively, during such years.
11. Commitments and Contingencies
Income Tax Litigation
     The Company is currently engaged in litigation with regard to Federal income tax disputes; see Note 8 for a more complete explanation.
Miscellaneous Litigation
     The Company is a party to a number of lawsuits arising in the ordinary course of its business. While the results of such litigation cannot be predicted with certainty, the Company believes that the final outcome of such litigation will not have a materially adverse effect on the Company’s financial condition, results of operations or cash flows.
12. Fair Value of Financial Instruments
     The following methods and assumptions were used to estimate fair value disclosures:
     Cash and cash equivalents, restricted short-term investments and accounts payable—The carrying amounts reported in the balance sheet approximate fair value.
     Instalment notes receivable—Instalment notes receivable at December 31, 2008 and 2007 in the amounts of $1.8 billion are carried at amortized cost. The estimated fair value of instalment notes receivable is estimated to be $1.5 billion and $1.9 billion as of December 31, 2008 and 2007, respectively. This value represents the estimated fair value of the instalment notes receivable, as determined by discounting the net cash flows estimated to be generated from the instalment notes receivable. The discounted cash flows were determined using assumptions for the prepayment speeds, default rate, losses, and a risk-adjusted market discount rate. The value of mortgage-backed assets such as instalment notes receivable is very sensitive to changes in interest rates.
     Mortgage-backed/asset-backed notes—Mortgage-backed/asset-backed notes in the amount of $1.4 billion and $1.7 billion at December 31, 2008 and 2007, respectively, are carried at cost. The estimated fair value of mortgage-backed/asset-backed notes approximated $1.1 billion and $1.6 billion as of December 31, 2008 and 2007, respectively. For 2008, this value represents the estimated fair value of the mortgage-backed/asset-backed notes, as determined by discounting the net cash outflows estimated to be used to repay the debt. For 2007, this value is based on current yields for comparable debt issues or prices for actual transactions. During 2008, a discounted cash flow approach was used to determine fair value because data for market trades of comparable transactions were unavailable. These obligations are expected to be satisfied using the proceeds from the instalment notes receivable that back these obligations and are non-recourse to the Company. The value of mortgage-backed debt obligations is very sensitive to changes in interest rates. In addition, the fair value of the mortgage-backed/asset-backed notes may decrease if default rates on the instalment notes receivable increase.
     Interest rate hedges—Interest rate hedges are discussed in more detail in Note 6.
13. Transactions with Walter
     Walter uses primarily a centralized approach to cash management and the financing of its operations with all related activity between the Company and Walter reflected as amounts receivable from or payable to Walter in the Company’s consolidated balance sheets. Types of transactions between the Company and Walter include (1) cash from the Company’s operations which is transferred to Walter’s bank account on a regular basis, (2) cash borrowings from Walter used to fund operations, and (3) allocations of corporate expenses. During the second quarter of 2008, Walter repaid $214.8 million of a related party receivable, allowing the Company to repay and terminate its Mid-State Trust IX and Mid-State Trust XIV warehouse facilities. The Company will continue to have related party transactions with Walter such as those previously described, resulting in either repayments of amounts owed or borrowings from Walter to fund operations. No interest income has been recorded in these financial statements for advances to Walter. At the time of the spin-off, the Company will treat the receivable from Walter as a dividend to Walter in the amount of the receivable at that date. Therefore, the receivable from Walter has been presented as a reduction of equity in the Company’s consolidated balance sheets.
14. Accounting Pronouncements Not Yet Adopted
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”) that amends ARB 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company does not expect the adoption of this statement, which becomes effective January 1, 2009, to have a material effect on its consolidated financial statements.
     Also in December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) a replacement of SFAS No. 141, “Business Combinations.” SFAS 141(R) changes or clarifies the acquisition method of accounting for acquired contingencies, transaction costs, step acquisitions, restructuring costs and other major areas affecting how the acquirer recognizes and measures the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. In addition, this pronouncement amends previous interpretations of intangible asset accounting by requiring the capitalization of in-process research and development and proscribing impacts to current income tax expense (rather than a reduction to goodwill) for changes in deferred tax benefits related to a business combination. The SFAS 141(R) will be applied prospectively for business combinations occurring after December 31, 2008. The adoption of SFAS 141(R) will impact our operating results in 2009 upon consummation of the business combination with HCM. Acquisition costs and fees will be expensed, resulting in a decrease in our operation results during the period incurred. The Company is still evaluating the impact of adoption.
15. Subsequent Events
     In connection with the spin-off on April 17, 2009, the Company entered into the following agreements with Walter:
     Tax Separation Agreement. This agreement governs the allocation of federal, state and local tax liability between the Company, its successors, and Walter and addresses other tax-related matters. The agreement provides that Walter is liable for federal taxes, including interest and penalties, associated with the income tax litigation previously disclosed in Note 8. As a result, the Company reversed Federal tax accruals and tax-related interest and penalty accruals of $17.3 million effective April 17, 2009.
     Joint Litigation Agreement. This agreement governs the allocation of responsibilities and liabilities arising from existing or future claims against the Company, its successors, and Walter. The Company and its successors will generally assume responsibility for liabilities arising primarily out of the Company’s financing operations. Walter will generally assume responsibility for liabilities unrelated to the Company or its successors as of the spin-off date.

     On April 20, 2009, the Company entered into the following agreements:
     Syndicated Credit Agreement.  The Company entered into a syndicated credit agreement (the “Syndicated Credit Agreement”) that establishes a secured $15.0 million bank revolving credit facility, with a letter of credit sub-facility in an amount not to exceed $10.0 million at any time outstanding. The Syndicated Credit Agreement is guaranteed by the subsidiaries of the Company other than Walter Investment Reinsurance, Co., Ltd., Mid-State Capital, LLC and Hanover SPC-A, Inc. In addition, Walter posted a letter of credit (the “Support Letter of Credit”) in an amount equal to $15.7 million to secure the Company’s obligations under the Syndicated Credit Agreement. The loans under the Syndicated Credit Agreement shall be used for general corporate purposes of the Company and its subsidiaries. The Syndicated Credit Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. The Syndicated Credit Agreement also requires the Company to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Syndicated Credit Agreement may be due and payable. All loans under the Syndicated Credit Agreement shall be available until the termination date, which is April 20, 2011, at which point all obligations under the Syndicated Credit Agreement shall be due and payable. The commitment fee on the unused portion of the Syndicated Credit Agreement is 0.50%.  All loans made under the Syndicated Credit Agreement will bear interest at a rate equal to LIBOR plus 4.00%.
       Revolving Credit Agreement and Security Agreement. The Company entered into a revolving credit agreement and security agreement (the “Revolving Credit Agreement”) among the Company, certain of its subsidiaries and Walter, as lender. The Revolving Credit Agreement establishes a guaranteed $10.0 million revolving facility, secured by a pledge of unencumbered assets with an unpaid principal balance of at least $10.0 million. The Revolving Credit Agreement also is guaranteed by the subsidiaries of the Company that guarantee the Syndicated Credit Agreement. The Revolving Credit Agreement is available only after a major hurricane has occurred with projected losses greater than the $2.50 million self-insured retention (the “Revolving Credit Agreement Effective Date”). The Revolving Credit Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. The Revolving Credit Agreement also requires the Company to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Revolving Credit Agreement may be due and payable. All loans under the Revolving Credit Agreement shall be available from the Revolving Credit Agreement Effective Date until the termination date, which is April 20, 2011, at which point all obligations under the Revolving Credit Agreement shall be due and payable.  On the Revolving Credit Agreement Effective Date, the Company will pay Walter a funding fee in an amount equal to $25,000. A commitment fee of 0.50% is payable on the daily amount of the unused commitments after the Revolving Credit Agreement Effective Date. All loans made under the Revolving Credit Agreement will bear interest at a rate equal to LIBOR plus 4.00%.
     Support Letter of Credit Agreement. The Company entered into a support letter of credit agreement (the “Support LC Agreement”) between the Company and Walter. The Support LC Agreement was entered into in connection with the Support Letter of Credit and the bonds similarly posted by Walter in support of the Company’s obligations. The Support LC Agreement provides that the Company will reimburse Walter for all costs incurred by it in posting the Support Letter of Credit as well as for any draws under bonds posted in support of the Company. In addition, upon any draw under the Support Letter of Credit, the obligations of the Company to Walter will be secured by a perfected security interest in unencumbered assets with an unpaid principal balance of at least $65.0 million. The Support LC Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. The Support LC Agreement also requires the Company to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Support LC Agreement may be due and payable. All obligations under the LC Support Agreement shall be due and payable on April 20, 2011. The Support LC Agreement provides that any draws under the Support Letter of Credit will be deemed to constitute loans of Walter to the Company and will bear interest at a rate equal to LIBOR plus 6.00%.